================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                                 Amendment No. 4

                    Under the Securities Exchange Act of 1934




                              KEY3MEDIA GROUP INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                Common Stock, par value $0.01 par value per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    49326R104
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2001
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
                        [X] Rule 13d-1(c)
                        [ ] Rule 13d-1(d)
                        [ ] Rule 13d-1(b)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

================================================================================

--------------------------                            --------------------------
CUSIP No. 49326R-10-4              SCHEDULE 13G                PAGE 2 OF 9 PAGES
--------------------------------------------------------------------------------
1.                NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION
                  NO. OF ABOVE PERSON

                  GOTHAM CAPITAL V, LLC
--------------------------------------------------------------------------------
2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (A) [ ]
                                                                      (B) [X]
--------------------------------------------------------------------------------
3.                SEC USE ONLY


--------------------------------------------------------------------------------
4.                CITIZENSHIP OR PLACE OF ORGANIZATION

                  DELAWARE
--------------------------------------------------------------------------------
                               5.     SOLE VOTING POWER

                                      2,326,600
   NUMBER OF                  --------------------------------------------------
    SHARES                     6.     SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                           0
    EACH                      --------------------------------------------------
  REPORTING                    7.     SOLE DISPOSITIVE POWER
   PERSON
    WITH:                             2,326,600
                              --------------------------------------------------
                               8.     SHARED DISPOSITIVE POWER

                                      0
--------------------------------------------------------------------------------
9.                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  2,326,600
--------------------------------------------------------------------------------
10.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                  CERTAIN SHARES*                                            [X]

Excludes 1,859,800 shares referenced in a "swap" transaction entered into pursuant to a standard ISDA Master Agreement (See Item 4 Below)

--------------------------------------------------------------------------------
11.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  3.4%
--------------------------------------------------------------------------------
12.               TYPE OF REPORTING PERSON*

                  00 - LIMITED LIABILITY COMPANY
================================================================================

--------------------------                            --------------------------
CUSIP No. 49326R-10-4              SCHEDULE 13G                PAGE 3 OF 9 PAGES
--------------------------------------------------------------------------------
1.                NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION
                  NO. OF ABOVE PERSON

                  GOTHAM CAPITAL VI, LLC
--------------------------------------------------------------------------------
2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (A) [ ]
                                                                      (B) [X]
--------------------------------------------------------------------------------
3.                SEC USE ONLY


--------------------------------------------------------------------------------
4.                CITIZENSHIP OR PLACE OF ORGANIZATION

                  DELAWARE
--------------------------------------------------------------------------------
                               5.     SOLE VOTING POWER

                                      959,200
   NUMBER OF                  --------------------------------------------------
    SHARES                     6.     SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                           0
    EACH                      --------------------------------------------------
  REPORTING                    7.     SOLE DISPOSITIVE POWER
   PERSON
    WITH:                             959,200
                              --------------------------------------------------
                               8.     SHARED DISPOSITIVE POWER

                                      0
--------------------------------------------------------------------------------
9.                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  959,200
--------------------------------------------------------------------------------
10.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                  CERTAIN SHARES*                                            [ ]

--------------------------------------------------------------------------------
11.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  1.4%
--------------------------------------------------------------------------------
12.               TYPE OF REPORTING PERSON*

                  00 - LIMITED LIABILITY COMPANY
================================================================================

--------------------------                            --------------------------
CUSIP No. 49326R-10-4              SCHEDULE 13G                PAGE 4 OF 9 PAGES
--------------------------------------------------------------------------------
1.                NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION
                  NO. OF ABOVE PERSON

                  JOEL M. GREENBLATT
--------------------------------------------------------------------------------
2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (A) [ ]
                                                                      (B) [X]
--------------------------------------------------------------------------------
3.                SEC USE ONLY


--------------------------------------------------------------------------------
4.                CITIZENSHIP OR PLACE OF ORGANIZATION

                  USA
--------------------------------------------------------------------------------
                               5.     SOLE VOTING POWER

                                      1,298,500
   NUMBER OF                  --------------------------------------------------
    SHARES                     6.     SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                           3,335,800
    EACH                      --------------------------------------------------
  REPORTING                    7.     SOLE DISPOSITIVE POWER
   PERSON
    WITH:                             1,298,500
                              --------------------------------------------------
                               8.     SHARED DISPOSITIVE POWER

                                      3,335,800
--------------------------------------------------------------------------------
9.                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  4,634,300
--------------------------------------------------------------------------------
10.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                  CERTAIN SHARES*                                            [X]

Excludes 1,859,800 shares referenced in a "swap" transaction entered into pursuant to a standard ISDA Master Agreement (See Item 4 Below)

--------------------------------------------------------------------------------
11.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  6.8%
--------------------------------------------------------------------------------
12.               TYPE OF REPORTING PERSON*

                  IN
================================================================================

--------------------------                            --------------------------
CUSIP No. 49326R-10-4              SCHEDULE 13G                PAGE 5 OF 9 PAGES
--------------------------------------------------------------------------------
1.                NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION
                  NO. OF ABOVE PERSON

                  ROBERT L. GOLDSTEIN
--------------------------------------------------------------------------------
2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (A) [ ]
                                                                      (B) [X]
--------------------------------------------------------------------------------
3.                SEC USE ONLY


--------------------------------------------------------------------------------
4.                CITIZENSHIP OR PLACE OF ORGANIZATION

                  USA
--------------------------------------------------------------------------------
                               5.     SOLE VOTING POWER

                                      140,000
   NUMBER OF                  --------------------------------------------------
    SHARES                     6.     SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                           2,346,600
    EACH                      --------------------------------------------------
  REPORTING                    7.     SOLE DISPOSITIVE POWER
   PERSON
    WITH:                             140,000
                              --------------------------------------------------
                               8.     SHARED DISPOSITIVE POWER

                                      2,346,600
--------------------------------------------------------------------------------
9.                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  2,486,600
--------------------------------------------------------------------------------
10.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                  CERTAIN SHARES*                                            [X]

Excludes 1,859,800 shares referenced in a "swap" transaction entered into pursuant to a standard ISDA Master Agreement (See Item 4 Below)

--------------------------------------------------------------------------------
11.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  3.6%
--------------------------------------------------------------------------------
12.               TYPE OF REPORTING PERSON*

                  IN
================================================================================

                                  SCHEDULE 13G
CUSIP No. 49326R-10-4                                          Page 6 of 9 Pages
          -----------                                              ---  ---

THIS AMENDMENT IS BEING FILED TO REPORT A CHANGE IN BENEFICIAL OWNERSHIP OF THE REPORTING PERSONS.


ITEM 1.

(a)       Name of Issuer: Key3Media Group Inc.
                         ----------------------

(b)       Address of Issuer's Principal Executive Offices

              5100 Wilshire Blvd., Suite 325, Los Angeles, CA 90036
             -------------------------------------------------------
ITEM 2.

(a) Name of Persons Filing:
(b) Address of Principal Business Office or, if none, Residence:
(c) Citizenship:

          (i)  Joel M. Greenblatt (United States Citizen)
         (ii) Gotham Capital V, LLC, a Delaware limited liability company ("Gotham V").
        (iii) Gotham Capital VI, LLC, a Delaware limited liability company ("Gotham VI").
         (iv)  Robert L. Goldstein (United States Citizen)

         (b), (c), (f) Each of the Reporting Persons has a business address of 520 Madison Avenue, 32nd Floor, New York, NY 10022.

 (d) Title of Class of Securities:  Common Stock, $ 0.01 par value
                                  ---------------------------------

(e) CUSIP Number: 49326R-10-4
                 --------------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D 1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

     (a)  [ ] Broker or Dealer registered under Section 15 of the Act
     (b)  [ ] Bank as defined in section 3(a)(6) of the Act
     (c)  [ ] Insurance Company as defined in section 3(a)(19) of the Act
     (d) [ ] Investment Company registered under section 8 of the Investment Company Act of 1940
     (e) [ ] Investment Adviser registered under section 203 of the Investment Advisers Act or under the laws of any State
     (f) [ ] Employee Benefit Plan, Pension fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Section 240.13d-1(b)(1)(ii)(F)
     (g)  [ ] Parent  Holding  Company  or  control  person, in  accordance with
              Section 240.13d-1(b)(ii)(G)(Note: See Item 7)
     (h) [ ] A Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act
     (i) [ ] A Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940
     (j)  [ ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(J)

If this statement is filed pursuant to Section 240.13d-1(c), check this box [ ].

                                  SCHEDULE 13G
CUSIP No. 49326R-10-4                                          Page 7 of 9 Pages
          -----------                                              ---  ---

ITEM 4.   OWNERSHIP

      Provide the following information as of that date and identify those shares which there is a right to acquire.

 GOTHAM CAPITAL V, LLC*

 (a) Amount Beneficially Owned:    2,326,600*
                               -------------------------------------------------
 (b) Percent of Class:   3.4%
                      ----------------------------------------------------------
 (c) Number of shares as to which such person has:

     (i)   sole power to vote or to direct the vote:    2,326,600*
                                                    ----------------------------
     (ii)  shared power to vote or to direct the vote:  0
                                                      --------------------------
     (iii) sole power to dispose or to direct the disposition of: 2,326,600*
                                                                 ---------------
     (iv)  shared power to dispose or to direct the disposition of: 0
                                                                   -------------

 GOTHAM CAPITAL VI, LLC

 (a) Amount Beneficially Owned:    959,200
                               -------------------------------------------------
 (b) Percent of Class:   1.4%
                      ----------------------------------------------------------
 (c) Number of shares as to which such person has:

     (i)   sole power to vote or to direct the vote:  959,200
                                                    ----------------------------
     (ii)  shared power to vote or to direct the vote:  0
                                                      --------------------------
     (iii) sole power to dispose or to direct the disposition of:   959,200
                                                                 ---------------
     (iv)  shared power to dispose or to direct the disposition of: 0
                                                                   -------------

 JOEL M. GREENBLATT **

 (a) Amount Beneficially Owned:    4,634,300**
                               -------------------------------------------------
 (b) Percent of Class:   6.8%
                      ----------------------------------------------------------
 (c) Number of shares as to which such person has:

     (i)   sole power to vote or to direct the vote:    1,298,500**
                                                    ----------------------------
     (ii)  shared power to vote or to direct the vote:  3,335,800**
                                                      --------------------------
     (iii) sole power to dispose or to direct the disposition of: 1,298,500**
                                                                 ---------------
     (iv)  shared power to dispose or to direct the disposition of: 3,335,800**
                                                                   -------------

 ROBERT L. GOLDSTEIN***

 (a) Amount Beneficially Owned:    2,486,600***
                               -------------------------------------------------
 (b) Percent of Class:   3.6%
                      ----------------------------------------------------------
 (c) Number of shares as to which such person has:

     (i)   sole power to vote or to direct the vote:    140,000***
                                                    ----------------------------
     (ii)  shared power to vote or to direct the vote:  2,346,600***
                                                      --------------------------
     (iii) sole power to dispose or to direct the disposition of: 140,000***
                                                                 ---------------
     (iv)  shared power to dispose or to direct the disposition of: 2,346,600***
                                                                   -------------

                                  SCHEDULE 13G
CUSIP No. 49326R-10-4                                          Page 8 of 9 Pages
          -----------                                              ---  ---

* Shares reported for Gotham V exclude 1,859,800 shares referenced in a "swap" transaction with, and which may be held by Bank of America or an affiliate thereof (the "Swap Counterparty") pursuant to a standard ISDA Master Agreement. Under such agreement, dispositive and voting power over such 1,859,800 shares is held by the Swap Counterparty and the Reporting Person disclaims beneficial ownership thereof. Also does not include shares which may be held by partnerships of which the Reporting Persons may be a limited partner.

** Shares reported for Joel M. Greenblatt include shares beneficially owned by him individually, as well as shares beneficially owned by Gotham V and Gotham VI, which entities may be deemed to be controlled by Mr. Greenblatt, who is the sole Managing Member of Gotham VI and one of two Managers of Gotham V. Shares reported as owned as of December 31, 2001 include shares temporarily subject to a "swap" transaction on such date, which shares are directly, beneficially owned by Mr. Greenblatt as of the date hereof. Shares reported for Mr. Greenblatt also include 50,000 shares beneficially owned by a private foundation of which Mr. Greenblatt is the donor and trustee. Shares reported for Mr. Greenblatt exclude the 1,859,800 shares referenced above.

*** Shares reported for Robert L. Goldstein include shares beneficially owned by him individually, as well as shares beneficially owned by Gotham V, which entity may be deemed to be controlled by Mr. Goldstein, who is a Manager thereof. Shares reported for Mr. Goldstein also include 20,000 shares beneficially owned by a private foundation of which Mr. Goldstein is the donor and trustee. Shares reported for Mr. Goldstein exclude the 1,859,800 shares referenced above.


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

Not Applicable


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

Not Applicable


ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

Not Applicable


ITEM 9.   NOTICE OF DISSOLUTION OF GROUP

Not Applicable


ITEM 10. CERTIFICATION

By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 49326R-10-4                                          Page 9 of 9 Pages
          -----------                                              ---  ---


                                    SIGNATURE



After reasonable inquiry and to the best of my knowledge and belief, I hereby certify that the information set forth in this statement is true, complete and correct.

Dated February 14, 2002


                                          JOEL M. GREENBLATT


                                          By: /s/ Joel M. Greenblatt
                                             -----------------------------------
                                             Joel M. Greenblatt


                                          GOTHAM CAPITAL V, LLC


                                          By: /s/ Joel M. Greenblatt
                                             -----------------------------------
                                             Joel M. Greenblatt, Manager


                                          GOTHAM CAPITAL VI, LLC


                                          By: /s/ Joel M. Greenblatt
                                             -----------------------------------
                                             Joel M. Greenblatt, Managing Member


                                          ROBERT L. GOLDSTEIN


                                          By: /s/ Robert L. Goldstein
                                              ----------------------------------
                                              Robert L. Goldstein